EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e): New or amended Registrant investment advisory contracts.

IVY FUNDS

Appendix A and Appendix B to the Investment Management Agreement between Ivy Funds and Ivy Investment Management Company, amended and effective August 14, 2004, were filed with the Securities and Exchange Commission by EDGAR on September 30, 2014 in Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A, and is incorporated by reference herein.